UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2011

STERLING GROUP VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51775	72-1535634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

308 - 1228 Marinaside Cr.,
Vancouver, B.C., Canada	V6Z 2W4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 689-4407

n/a
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1 – Registrant's Business and Operations

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 31, 2011, Sterling Group Ventures Inc., and its wholly owned subsidiary, Micro Express Holdings Inc. (collectively "Micro Express"), signed an agreement (the "Agreement") with Beijing Mianping Salt Lake Research Institute and Tibet Sunrise Mining Development Ltd. (collectively "Sunrise") regarding amending and terminating the agreement dated September 16, 2005 between Micro Express Holdings Inc. and Beijing Mianping Salt Lake Research Institute for the development of the Dangxiongcuo (DXC) Salt Lake Project located in Nima County, Tibet, China ( the "Initial Agreement").

Pursuant to the Agreement, the parties have confirmed that when Sunrise completes its shareholder's change and increases its registered capital to RMB 100 million yuan, Sunrise warrants and agrees to pay lump sum RMB 10 million yuan (approximately $1,573,000) to Micro Express immediately in exchange of the original receipts in total amount of 6,218,451 Yuan which Micro Express has spent for the DXC project and the receipt of 3,781,549 Yuan from Micro Express. Upon receipt of full payment of ten million yuan (RMB 10,000,000) from Sunrise, Micro Express shall quitclaim all of its interest in and to the DXC project and the Initial Agreement and amendments thereto, if any, shall be deemed to be null and void effective immediately.

Section 9 – Financial Statements and Exhibits

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Amending and Termination Agreement dated October 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING GROUP VENTURES, INC.

/s/Raoul Tsakok
Raoul Tsakok
Chairman & CEO

November 3, 2011